Exhibit 3.1

Legal Translation

Companies Act – 5760 – 1999

Company’s Articles of Association Duly Adopted on February 28th 2021

Polyrizon Ltd.

1.	Company name

In Hebrew: POLYRIZON LTD.

In English: POLYRIZON LTD.

2.	Company purposes

To engage in any lawful business.

3.	registered share capital

The registered share capital of the Company is NIS 887,208.04, comprised of 20,000,000 (twenty million) ordinary shares of NIS 0.04 par value each (“Ordinary Shares”) and 2,180,201 (two million one hundred and eighty thousand two hundred and one) deferred shares of NIS 0.04 par value each (“Deferred Shares”).

4.	liability of the Shareholders

Each Shareholder’s liability to the Company’s obligations shall be limited to the payment of the par value of the shares held by such Shareholder.

5.	Share transfers, offerings shares and security bonds to the public, number of shareholders

The Company is a private company, and accordingly:

5.1.	Any transfer of shares shall require the board of directors approval and is subject to other restrictions as detailed in these articles of association;

5.2.	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

5.3.	the number of Shareholders (exclusive of persons who are employed by the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; for the purpose of this Section 5.3, two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single shareholder;

6.	all other rights of the shareholders as well as additional provisions regarding the of management of the Company, the general meetings, the appointment of the directors and more are detailed in Appendix A attached hereto and form an integral part of these Articles of association.

Appendix “A”

The companies law - 1999

A company limited by Shares

Amended and restated articles of association

OF

Polyrizon ltd.

Duly Adopted on February 28th 2021

Preliminary

1.	Definitions.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

Term	Definition

Anti-Trust Law	The Israeli Economic Competition, 5758-1988, as amended from time to time, and any regulations promulgated thereunder;

Articles	These Articles of Association as amended from time to time by a Shareholders’ resolution;

Auditors	The auditors of the Company;

Board of Directors; Board	The Board of Directors of the Company;

Capital	Capital Point Ltd. A company incorporated and registered under the laws of the state of Israel, Registration number 51-295032-0

“CFH”	means Sachsen LB Corporate Finance Holding GmbH

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed);

Company	Polyrizon Ltd.

Companies Law	The Companies Law, 1999, or any statutory re- enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Companies Ordinance	The Companies Ordinance (New Version), 5743- 1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time;

Deemed Liquidation Event	Any of the following events: (A) Any merger, reorganization or consolidation of the Company with or into another entity, or the acquisition of the Company by means of any transaction or series of related transactions, except any such merger, reorganization, consolidation or other transaction or series of related transactions, in which the issued shares of the Company as of immediately prior to such transaction or series of related transactions continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger, reorganization, consolidation or other transaction or series of related transactions, at least a majority, by voting power, of the outstanding shares of the surviving or acquiring entity (or in case such surviving or acquiring entity is a wholly owned subsidiary – of its parent); (B) a sale or other disposition of all or substantially all of the shares (including without limitation by way of repurchase or redemption by the Company) and/or the assets of the Company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company covering all the then existing markets of the Company), in a single transaction or a series of related transactions, other than to a wholly-owned subsidiary of the Company; (C) any other transaction or series of related transactions as a result of which any part of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders and other than such change(s) in the holdings of the Company resulting from an investment in the Company’s share capital made solely for financing purposes; (D) any distribution of a dividend or a series of dividends which has the effect or economic impact as the above said.

Director(s)	The member(s) of the Board of Directors appointed in accordance with these Articles holding office at any given time;

Deferred Shares	“Deferred Shares” means the 2,180,201 shares of NIS 0.04 nominal value each, of the Company, currently (as of the adoption of these Articles) held by Incubator, Capital Point and CFH.

“Incubator”	means Ofakim Hi- Tech Ventures Ltd. registration number 51-312449-5 together with Capital.

Medigus	Medigus Ltd., registration number 51-286697-1

Medigus Directors	Any director appointed pursuant to Articles 40.3(a)(i) and 40.3(b)(i)

month	Calendar month;

Office	The Registered Office of the Company at any given time;

Officer (‘Nosei Misra’)	As defined in the Companies Law;

Option	As defined in the Purchase Agreement;

Purchase Agreement	Share Purchase Agreement between Medigus and the Company dated 15 July 2020;

Recapitalization Event	Any event of share combination or subdivision, share splits, stock dividends, bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital and the like;

Register of Shareholders	The Register of Shareholders of the Company administered in accordance to Section 127 of the Companies Law;

Shareholders	The shareholders of the Company, at any given time;

Shareholders Directors	Any director appointed pursuant to Articles 40.3(a)(ii) and 40.3(b)(ii)

in writing	Written, printed, photocopied, typed, sent via facsimile or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

Year	Calendar year commencing on January 1st and ending on December 31st;

1.2.	Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in its entirety and not to any part hereof; all references herein to Articles, Sections or clauses shall be deemed references to Articles, Sections or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference in this Agreement to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, and reference to a “person” shall mean any of the foregoing or an individual..

1.3.	Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5.	In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

2.	Private company.

The Company is a private company, and accordingly:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

Limited liability

3.	The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the par value of the shares held by such Shareholder, subject to the provisions of the Companies Law.

Company’s objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	Share capital.

The share capital of the Company is NIS 887,208 (eight hundred and eighty seven thousand two hundred and eight New Israeli Shekels) divided into 20,000,000 Ordinary Shares, par value of NIS 0.04 (four Agorot) each (the “Ordinary Shares”) and 2,180,201 Deferred Shares of NIS 0.04 nominal value each.

The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of Shareholders meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and to participate in distribution of surplus assets and funds in liquidation of the Company. Deferred Shares shall only entitle their holders with the rights explicitly specified in this Articles and shall not entitle their holders with the right to receive notice of, and to participate and vote in, all general meetings of the Company’s shareholders.

7.	Increase of share capital.

7.1.	The Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

8.	Special rights; modifications of rights.

8.1.	Subject to the provisions of these Articles and the Companies Law, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

8.2.	If at any time, the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, subject to a resolution passed at a separate General Meeting of the holders of the shares of such class.

8.3.	The provisions of these Articles relating to General Meetings shall apply, in the relevant changes, to any separate General Meeting of the holders of the shares of a particular class.

8.4.	Without prejudice, the increase of the authorized share capital, the creation of a new class of shares, the increase of the authorized share capital of a class of shares, or the issuance of shares of any class out of the authorized and unissued share capital, shall not be deemed to modify or abrogate the rights attached to any class of shares, whether previously issued shares of such class or of any other class.

9.	Consolidation, subdivision, cancellation and reduction of share capital.

9.1.	The Company may, by Shareholders’ resolution and subject to the Companies Law, from time to time:

9.1.1.	consolidate all or any of its issued or unissued share capital into shares of larger, equal to or smaller nominal value than its existing shares;

9.1.2.	divide its shares (issued or unissued) or any of them, into shares of smaller or the same nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

9.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled, or

9.1.4.	reduce its authorized share capital in any manner.

9.2.	With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

9.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger, equal or smaller nominal value;

9.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.4.	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares;

9.2.5.	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9.2.5.

SHARES

10.	Issuance of share certificates; replacement of lost certificates.

10.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

10.2.	Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

10.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

10.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11.	Registered holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

12.	Allotment of shares.

12.1.	The shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

12.2.	Section 290(a) of the Companies Law shall not apply to the Company.

12.3.	Pre-emptive Rights. Prior to an IPO, each share holder holding at least 5% of the company’s Ordinary Shares (the “Offeree”) shall have a right of first refusal to purchase part or all its Pro Rata Share (as defined below) of any New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, as well as all or any part of the Pro Rata Share, of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full Pro Rata Share (as defined below). A “Pro Rata Share”, for purposes of this Article 12.3, shall be the ratio of the number of shares of the Company’s Ordinary Shares then held by such Offeree, as of the date of the Rights Notice (as defined below), to the sum of the total number of Ordinary Shares as of such date.

12.4.	“New Securities” shall mean any Securities of the Company, except for: (i) issuance of Securities to employees, consultants and directors under share option plan approved by the Board, (ii) issuance of Securities to the public in an IPO, (iii) issuance of Securities in connection with any Recapitalization Event, (iv) issuance of securities to a lending institution in connection with a loan or credit facility or to a bank, pursuant to a financing agreement, in each case, in a transaction approved by two thirds of the Board, provided that the total number of securities issued under this subsection does not exceed 3% of the Company’s share capital, on a fully diluted basis, (v) issuance of securities pursuant to the exercise or conversion of any options, warrants or convertible rights outstanding as of 15 July 2020, (vi) issuance of Securities as dividend, share splits or as bonus shares, (vii) issuance of securities to a “strategic investor” which prior to or concurrently with such issuance enters into an agreement with the Company for the establishment of a joint venture or into a service, distribution, license or other commercial agreement with the Company such issuance shall be approved by two thirds of the Board, provided further that the total number of securities issued under this subsection does not exceed 5% of the Company’s share capital, on a fully diluted basis.

12.5.	If the Company proposes to issue New Securities, it shall give each Offeree a written notice thereof (the “Rights Notice”) of its intention to do so, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of New Securities that each Offeree has the right to purchase under this Article 12. Each Offeree shall have seven (7) days from delivery of the Rights Notice to agree to purchase: (i) all or any part of its Pro-Rata Share; and (ii) all or any part of the Pro-Rata Share of any other Offeree entitled to such rights to the extent that such other Offeree does not elect to purchase its full Pro-Rata Share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. In the event that such issuance of New Securities shall be revoked, then the Company shall not be obligated to sell and issue to the Offerees which elected to purchase its full Pro-Rata Share and such Offeree shall not be obligated to purchase any New Securities.

12.6.	If the Offerees do not elect to purchase in the aggregate 100% or more of the New Securities, then the Company shall have ninety (90) days after delivery of the Rights Notice to sell the unsubscribed New Securities at a price and upon general terms no more favourable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold the unsubscribed New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell such unsubscribed New Securities without first re-offering them to the Offerees in the manner provided above.

13.	Payment in installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

14.	Calls on shares.

14.1.	The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

14.2.	Notice of any call shall be given in writing to the shareholder (s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder (s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

14.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

14.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

15.	Prepayment.

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

16.	Forfeiture and surrender.

16.1.	If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

16.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

16.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

16.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

16.5.	Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

16.6.	Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

16.7.	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.7.

17.	Lien.

17.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

17.2.	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

17.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

18.	Sale after forfeiture or surrender or in enforcement of lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19.	redeemable shares.

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

Transfer of shares

20.	Effectiveness and registration.

20.1.	No transfer of shares in the Company, and no assignment of an option to acquire such shares from the Company, shall be effective unless the transfer or assignment has been approved by the Board of Directors, such approval shall be at the sole discretion of the Board of Directors. The Board of Directors may refuse to approve such transfer or assignment without the need to give any reasons.

20.2.	No such transfer as described in Article 20.1 shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer.

21.	suspension of registration.

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

Transmission of Shares

22.	decedent’s shares.

22.1.	In case of a share registered in the names of two or more holders, the Company shall recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22.20 have been effectively invoked.

22.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

23.	Receivers and Liquidators.

23.1.	The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

23.2.	The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General meetings

24.	Annual general meeting.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

25.	Extraordinary general meetings.

All General Meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

26.	Notice of general meetings; omission to give notice; record date.

26.1.	Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

26.2.	The accidental omission to give notice of a meeting to any shareholder or the non- receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

26.3.	Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of Shareholders meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

Proceedings at general meetings

27.	Quorum.

27.1.	Shareholder(s) (not in default in payment of any sum referred to in Article 33.1 hereof), present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholders participating in such General Meeting, or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

27.2.	Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

27.3.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	Chairman.

The Shareholders present shall choose someone of their number to be Chairman of the General Meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

29.	Adoption of resolutions at general meetings.

29.1.	A Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

29.2.	Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

29.3.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	Resolutions in Writing.

A resolution in writing signed by all of the Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telecopier, telegram, telex or otherwise) or their oral consent by telephone or otherwise (provided that a written summary thereof has been approved and signed by the Chairman), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

31.	Power to adjourn.

31.1.	The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

31.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

32.	Voting power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

33.	Voting rights.

33.1.	No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

33.2.	A company or other corporate body being a shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

33.3.	Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 33.2.

33.4.	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

Proxies

34.	Instrument of appointment.

34.1.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,	of
(Name of Shareholder)	(Address of Shareholder)

being a shareholder of	(the “Company”), hereby
appoint(s)	of

(Name of Proxy)	(Address of Proxy)

As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the day of , 20 , and at any adjournment(s) thereof.

Signed this day of , 20 .

(Signature of Appointer)”

34.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

35.	Effect of death of appointer or revocation of appointment.

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

Board of directors

36.	Powers of board of directors.

36.1.	In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 36.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

36.2.	Borrowing Power. The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

36.3.	Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

37.	Exercise of powers of directors; written Resolution.

37.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

37.2.	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman of the Board of Director shall not, by itself, entitle the holder thereof to a second or a casting vote.

37.3.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the chairman of the Board of Directors) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

38.	Delegation of Powers; Committees.

38.1.	The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more members, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee of the Board of Directors shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate powers.

38.2.	The Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

38.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

39.	Number of Directors.

The number of members of the Board will be fixed from time to time by resolutions of the General Meeting provided that it will not be less than one (1) director and no more than four (4).

40.	Appointment and Removal of Directors.

40.1	The members of the Board of Directors shall be appointed and removed by resolution of the shareholders of the Company. Each Director shall continue to serve as a Director of the Company (subject to the provisions of Article 43 below) until such time as another Director is appointed as his successor by a Shareholders resolution.

40.2	Notwithstanding anything to the contrary herein, the term of directorship of a Director may commence as of a date later than the date of the shareholders’ resolution electing said Director, if so specified in said shareholder resolution.

40.3	The Board shall be comprised of three (3) directors, as follows:

(a) Prior to the exercise of the Option and in the event that the Option expires without being exercised, (i) one (1) director shall be appointed, dismissed and replaced by Medigus and (ii) up to two (2) directors shall be appointed, dismissed and replaced by the holders of a majority of the Ordinary Shares of the Company held by Shareholders other than Medigus.

(b) In the event that the Option is exercised, then, following the exercise of the Option, (i) two (2) directors shall be appointed, dismissed and replaced by Medigus and (ii) one (1) director shall be appointed, dismissed and replaced by the holders of a majority of the Ordinary Shares of the Company held by Shareholders other than Medigus. The appointment of any director or the dismissal or replacement of any such director appointed by Medigus shall be by written notice given to the Company by Medigus, and shall become valid and effective upon the day on which said written notice was received by the Company, or upon such later date as may be noted in the notice, without the need for any other corporate procedure or action.

41.	Qualification of Directors.

No person shall be disqualified as a Director by reason of his not holding shares in the Company.

42.	Continuing Directors in the Event of Vacancies.

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 43, may temporarily fill any such vacancy, provided, however, that if their number is less than a majority of the number provided for pursuant to Article 39 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 39 hereof are in office as a result of said meeting.

43.	Vacation of Office.

43.1.	The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he become bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, or if his directorship expires pursuant to these Articles and/or applicable law.

43.2.	The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

44.	Remuneration of Directors.

A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.

45.	Conflict of Interests.

Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

46.	Alternate Directors.

46.1.	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

46.2.	Any notice given to the Company pursuant to Article 46.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

46.3.	An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

46.4.	Any natural person may act as an Alternate Director.

46.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

46.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 43 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

Proceedings of the Board of Directors

47.	Meetings.

47.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

47.2.	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

48.	Quorum.

48.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the the Chairman of the Board of Directors) as well as the presence of the Medigus Director.

48.2.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) members present in person or represented by an Alternate Director shall constitute a quorum, provided that at least one of the members present is the Medigus Director.

49.	Chairman of the Board of Directors.

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

50.	Validity of Acts Despite Defects.

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

51.	General Manager.

51.1.	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

51.2.	Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

Minutes

52.	Minutes.

52.1.	Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.

52.2.	Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Dividends

53.	Declaration of Dividends.

The Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto.

54.	Funds Available for Payment of Dividends.

No dividend shall be paid other than out of the profits of the Company.

55.	Amount Payable by Way of Dividends.

Subject to the rights of the holders of shares with special rights as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the respective holdings of the shares in respect of which such dividend is being paid, except that the Deferred Shares Max Distribution Limitation shall always apply.

56.	Interest.

No dividend shall carry interest as against the Company.

57.	Payment in Specie.

Upon the declaration of a dividend in accordance with Article 53, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

58.	Capitalization of Profits, Reserves, etc.

Upon approval by the Board of Directors, the Company:

58.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

58.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

59.	Implementation of Powers Under Articles 57 and 58.

For the purpose of giving full effect to any resolution under Articles 57 and 58, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

60.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

61.	Retention of Dividends.

61.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

61.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 or 23, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

62.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

63.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

64.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

65.	Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders.

66.	Audit.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

67.	Auditors.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Branch Registers

68.	Branch Registers.

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Rights of Signature and Stamp

69.	Rights of Signature and Stamp.

69.1.	The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

69.2.	The Company shall have at least one official stamp.

Notices

70.	Notices.

70.1.	Any notice or other document may be served by the Company on any shareholder, by any of the methods set forth below, to such shareholder at his address or other contact details as described in the Register of Shareholders or such other address or other contact details as he may have designated in writing for the receipt of notices and other documents.

70.2.	Any notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

70.3.	Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted; or when actually tendered in person, to such shareholder (or to the Secretary or the General Manager); or one upon transmission if it has been sent by facsimile, email or other electronic means with electronic confirmation of delivery (or, if transmitted on a non-business day, upon the first business day after such transmission) or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article.

70.4.	All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to any one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

70.5.	Any shareholder whose address or other contact details were not provided to the Company to be specified in the Register of Shareholders, or who shall not have designated an address or other contact details for the receipt of notices, shall not be entitled to receive any notice from the Company.

Insurance and Indemnity

71.	Insurance.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article 74, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

71.1.	a breach of his duty of care to the Company or to another person;

71.2.	a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

71.3.	a financial obligation imposed on him in favor of another person.

71.4.	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Officer, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), if applicable, and Section 50P of the Anti-Trust Law).

72.	Indemnity.

72.1.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article 74, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

72.1.1.	a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 72 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

72.1.2.	reasonable Litigation Expenses (as defined below) expended incurred by an Officer as a result of an investigation or any proceeding instituted against the Officer by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 72 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Officer in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided.

72.1.3.	reasonable Litigation Expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea.

72.1.4.	any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Officer, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the Anti-Trust Law).

72.2.	Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the Anti-Trust Law), and subject further to Article 74, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

72.2.1.	As set forth in Article 72.1.1, provided that:

72.2.1.1.	the undertaking to indemnify is limited to such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

72.2.1.2.	the undertaking to indemnify shall set forth such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

72.2.2.	As set forth in Articles 72.1.2 to 72.1.3, and to the extent permitted by law, 72.1.4.

73.	Release.

Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 74, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

74.	General.

74.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

74.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or

74.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

74.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

75.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 71 to 74 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Winding Up

76.	Winding Up.

76.1.	In the event of: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (ii) any Deemed Liquidation Event, any and all assets and funds of the Company legally available for distribution among the shareholders of the Company (and, in the case of certain reorganizations, mergers or consolidations, the securities received by the Company or its shareholders in such reorganization, merger or consolidation) shall be distributed to the shareholders of the Company in the following order and preferences:

76.1.1.	First, prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, the holders of the Deferred Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders (the “Distributable Assets”), an amount (in cash, equivalents or, if applicable, securities) equal to 15% (fifteen percent) of the Distributable Assets, provided however that notwithstanding anything in this Articles, in no event shall the holders of Deferred Shares be entitled to receive, in the aggregate, whether in single distribution or in more than one distribution, more than: (i) 2.75x the Original Issue Price of the Deferred Shares (adjusted for Recapitalization Events); plus (ii) an 4% annual interest on the Original Issue Price for such Deferred Shares, compounded annually from the date of the issuance of such Deferred Shares (i.e. the date of issuance of the Ordinary Shares which were in proximity to the adoption of these Articles converted into Deferred Shares) up to the date of distribution (“Deferred Shares Max Distribution Limitation”);

76.1.2.	Second, after the distribution detailed in Articles 76.1.1 above, the assets available for distribution shall be distributed to all Shareholders on a pro rata basis (provided that in any case, the Deferred Shares Max Distribution Limitation shall always apply)

76.2.	If the Company be wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall first be distributed to the Shareholders entitled thereto an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made, provided, however, that if such assets do not suffice to make such distribution in full, such assets shall be distributed to said Shareholders in proportion to the paid-up capital attributable to their respective holdings of such shares. The paid-up capital attributable to any share issued at a premium or at a lawful discount shall be the nominal value of such share, provided, however, that if less than the full issuance price of such share has been paid to the Company, the paid-up capital attributable thereto shall be such proportion of the nominal value as the amount paid to the Company bears to such full issuance price.

76.3.	The assets, if any, remaining after the distribution pursuant to Article 76.1 hereof, shall, subject to applicable law and to the rights of the holders of shares with special rights as aforesaid, be distributed to the Shareholders entitled thereto in proportion to their respective holdings of the shares in respect of which such distribution is being made.

76.4.	Dividend Preference.

Prior to and in preference to the distribution of any dividends to the holders of any class or series of shares of the Company (including ordinary shares), each of the holders of Deferred Shares shall be entitled to receive for each Deferred Share held by he/she/it, prior and in preference to any distribution or payment on any other class or series of shares of the Company (including other holders of ordinary shares), an amount equal to the original issue price, plus an amount equal to 6% (six percent) of the original issue price (subject to adjustment for recapitalization events) for such Deferred Share per annum, calculated thereon from the respective original issue date of such share until the date of distribution of such dividends (the “Dividend Preference”). After the Dividend Preference has been paid in full for a given calendar year, those holding Deferred Shares shall participate with all other holders of ordinary shares in the receipt of any additional dividends distributed, pro rata and pari passu in accordance with their respective shareholdings in the Company. No dividends shall be paid on any other class of stock, unless the Dividend Preference has been paid in full.

This section 76 shall be in effect until the earlier of (i) IPO; (ii) after the holders of the Deferred Shares have received from the Company through any distribution (including divided distribution) amounts equal to the original issue price for any ordinary share issued to them, plus (i) an 5% annual interest on the original issue price for any such ordinary share, compounded annually from the date of the issuance of such ordinary share up to the date of distribution; (ii) any differences due to the linkage of the original issued price to the Israeli Consumer Index as of the date of the Incubator and the founders agreement or after the Deferred Shares Max Distribution Limitation has been reached (as applicable).

Protective Provisions

77.	Protective Provisions.

77.1.	Until an IPO, the Company shall not take any action, resolve resolution or decision which constitute or involves a derogation from the rights and privileges ascribed to the Deferred Shares without first obtaining the affirmative votes of a majority of holders of each respective class of shares (as the case may be)(i.e. if the contemplated resolution involves reducing/lessening of the Deferred Shares’ rights (with respect to the Deferred Shares only as set forth in Article 76 here above – it shall require obtaining the prior approval of the majority of both). It being understood that authorizing or issuing additional securities of the Company having rights equal to or senior to those of the existing classes of shares (including, for illustration purposes only, with superior liquidation/dividend preference over the Deferred shares) shall not constitute as a reducing or lessening the rights attached to the Deferred shares.

77.2.	Any right granted to any shareholder or group of shareholders specifically by name, may not be amended or terminated or the observance of any specific term of these Articles granted to such shareholder or group of shareholders specifically may not be waived, without the written consent of such shareholder or group of shareholders.

Veto Rights

78.	Veto Rights

78.1.	Notwithstanding any provisions of these Articles (regardless of whether or no such other provisions are expressly subordinated to this Article 78), prior to an IPO, the Company shall not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or these Articles) the written consent or affirmative vote of at least one of the Medigus Directors and at least one of the Shareholder Directors:

78.1.1.	make any loan or advance to, or acquisition of any share or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

78.1.2.	make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee share or option plan approved by the Board;

78.1.3.	guarantee any indebtedness of any other Person other than a wholly owned subsidiary of the Company, except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

78.1.4.	incur aggregate indebtedness in excess of $100,000, other than trade credit incurred in the ordinary course of business;

78.1.5.	enter into or become a party to any transaction with any director, officer or employee of the Company or any relative (as defined in the Companies Law) of any such person, except for amendments to employment agreement in the ordinary course of business;

78.1.6.	establish any new equity incentive plan (or any similar plan) or increase the total number of shares of Ordinary Share reserved for issuance under any such plan;

78.1.7.	effect a material change in the principal business of the Company.

78.2.	Notwithstanding any provision to the contrary in these Articles, for so long as Ordinary Shares held by Medigus remain outstanding, prior to an IPO, the Company shall not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or the Articles) the written consent of Medigus:

78.2.1.	create, or authorize the creation of, issue or obligate itself to issue shares of any existing or additional class or series of share capital that ranks senior to the Ordinary Shares with respect to any rights, preferences or privileges;

78.2.2.	make any amendment to the Articles that adversely affects the powers, preferences or special privileges of Medigus;

78.2.3.	liquidate, dissolve or wind-up the affairs of the Company, or effect any merger or consolidation of the Company or any other deemed liquidation event;

78.2.4.	affect a distribution or redeem or pay any dividend on any shares;

78.2.5.	increase or decrease the authorized number of directors constituting the Board.

78.3.	Notwithstanding any provision to the contrary in these Articles, the Company shall not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or the Articles) the written consent of the holders of a majority of the Ordinary Shares of the Company not held by Medigus:

78.3.1.	create, or authorize the creation of, issue or obligate itself to issue shares of any existing or additional class or series of share capital that ranks senior to the Ordinary Shares with respect to any rights, preferences or privileges;
78.3.2.	liquidate, dissolve or wind-up the affairs of the Company, or effect any merger or consolidation of the Company or any other deemed liquidation event;

78.3.3.	affect a distribution or redeem or pay any dividend on any shares;

78.3.4.	increase or decrease the authorized number of directors constituting the Board.

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